Free Writing Prospectus Filed Pursuant to Rule 433

To Prospectus dated May 30, 2013

Preliminary Prospectus Supplement dated April 29, 2015

Registration Statement File No. 333-188957

UNITED TECHNOLOGIES CORPORATION

$1,099,838,000 1.778% JUNIOR SUBORDINATED NOTES DUE 2018

FINAL TERM SHEET DATED APRIL 29, 2015

Issuer:	United Technologies Corporation

Title:	1.778% Junior Subordinated Notes due 2018

Principal Amount:	$1,099,838,000

Maturity:	May 4, 2018

Coupon:

1.778%; on August 1, 2015, the first interest payment

date of the notes, we will pay interest on the notes (a) at the rate of 1.55% per year from and including May 1, 2015 to, but not including, May 4, 2015, and (b) at the rate of 1.778% per year from and including May 4, 2015, to, but not including, such interest payment date.

Price to Public:	100.375% of face amount

Yield to maturity:	1.650%

Spread to Benchmark Treasury:	+ 75 basis points

Benchmark Treasury:	0.75% due April 15, 2018

Benchmark Treasury Spot and Yield:	99-18; 0.900%

Interest Payment Dates:	February 1 and August 1, commencing August 1, 2015

Trade Date:	April 29, 2015

Settlement Date:	May 4, 2015 (T+3)

CUSIP:	913017 BZ1

ISIN:	US913017BZ11

Denominations	$1,000 × $1,000

Ratings*:	A3 (stable) / A- (stable) / A- (stable)

Remarketing Fee	0.30%

Remarketing Agents:	J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Citigroup Global Markets Inc.
HSBC Securities (USA) Inc.
BNP Paribas Securities Corp.
Deutsche Bank Securities Inc.
Goldman, Sachs & Co.

*	Note: A security rating is not a recommendation to buy, sell or hold securities. Additionally, the security rating may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

The issuer has filed a registration statement (including a prospectus), as amended, with the SEC for the offering to which this communication relates (File No. 333-188957). Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer or any remarketing agent participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322 or J.P. Morgan Securities LLC at 1-212-834-4533.